Exhibit 99.1

TICC Announces New $150 Million Credit Facility

GREENWICH, CT – 10/28/2014 – TICC Capital Corp. (NasdaqGS: TICC) announced today that on October 27, 2014, TICC Funding, LLC (“TICC Funding”), a special purpose vehicle and wholly-owned subsidiary of TICC Capital Corp. (the “Company”), entered into a revolving credit facility (the “Facility”) with Citibank, N.A. The Company also announced that it used part of the proceeds from the Facility to redeem all of the $101,250,000 of secured notes issued by TICC CLO LLC. Subject to certain exceptions, pricing under the Facility is based on the London interbank offered rate (“LIBOR”) for an interest period equal to three months plus a spread of 1.50% per annum.  The secured notes previously issued under TICC CLO LLC were based on LIBOR for an interest period of three months plus a spread of 2.25% per annum.

Pursuant to the terms of the credit agreement governing the Facility, TICC Funding has borrowed, on a revolving basis, the maximum aggregate principal amount of $150,000,000. All amounts borrowed under the Facility will mature, and all accrued and unpaid interest thereunder will be due and payable, on October 27, 2017.

About TICC Capital Corp.

TICC Capital Corp. is a publicly-traded business development company principally engaged in providing capital to established small and mid-size companies, investing in syndicated bank loans and purchasing debt and equity tranches of collateralized loan obligations. Companies interested in learning more about financing opportunities should contact Debdeep Maji at (203) 983-5285.

Forward-Looking Statements

This press release contains forward-looking statements subject to the inherent uncertainties in predicting future results and conditions. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates" and similar expressions) should also be considered to be forward-looking statements. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements. These factors are identified from time to time in our filings with the Securities and Exchange Commission. We undertake no obligation to update such statements to reflect subsequent events.

Contact:	Bruce Rubin 203-983-5280
Patrick Conroy 203-983-5282